UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 31, 2006

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-12619	43-1766315
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Market Street, Suite 2900 Saint Louis, MO	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	314-877-7000

___________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Management Continuity Agreements

On March 31, 2006 the Company and each Corporate Officer agreed to enter into an Amended and Restated Management Continuity Agreement (the “Agreement”).  The Agreement provides severance compensation (up to three times salary and bonus) to each Corporate Officer ("Officer") in the event of a termination of employment following a change-in-control of the Company.  The material changes in the Agreement are described below.

Under the terms of the Agreement, each Officer agreed that following a change-in-control, the Officer would not solicit for employment any member of senior management for two years, engage in competitive business with the Company for one year, or disparage the Company or its officers or directors.  In exchange for agreeing to the foregoing changes, the Agreement now provides that an Officer may elect, within six months of a change-in-control, to receive a two-year payout of salary and bonus.  The bonus portion is now calculated at the higher of the last annual bonus or the bonus to which the Officer would be entitled in the then current fiscal year assuming performance goals are achieved fully.  In addition, each Officer is entitled to up to $20,000 of outplacement services.  Finally, the Agreement clarifies that a termination of employment in anticipation of a change-in-control would trigger payments owed for an involuntary termination.  In exchange for receipt of sums due under the Agreement, the Officers agreed to release the Company from all employment related claims.

Forms of the Agreement will be filed with the Company’s Form 10-Q for the period ending March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC.
(Registrant)

Date: April 6, 2006	By: /s/ T. G. Granneman
T. G. Granneman
Duly Authorized Signatory and
Chief Accounting Officer